Exhibit 99.1

Contact:
Victor Chynoweth 206/701-2280 victorc@cray.com

CRAY REPORTS 2004 FINANCIAL RESULTS
Company receives large order from Oak Ridge National Laboratory

SEATTLE – February 3, 2005 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the quarter and year ended December 31, 2004.

Revenue for the full-year 2004 was $148.9 million, compared to $237.0 million for 2003. GAAP operating loss for the year was ($144.3) million, compared to operating income of $19.1 million for the prior year. GAAP operating loss for 2004 includes $27.0 million of unusual items associated primarily with restructuring, write-down of excess inventory, and adjustments recognized on a fixed-price contract. Non-GAAP1 operating loss, which includes unusual items but excludes OctigaBay acquisition-related charges of $55.6 million, was ($88.8) million for the year.

GAAP net loss for the year was ($206.3) million, compared to net income of $63.2 million for the prior year. Results for both years were significantly affected by changes in the treatment of a federal income tax net operating loss carry forward.

Product gross margins for the year were significantly lower than 2003 due primarily to limited Cray X1 system sales, low margin engineering contract revenue, adjustments recognized on a fixed-price contract, and charges related to excess inventory and unabsorbed overhead. As planned, service revenue for the year was $49.7 million – compared to $62.0 million in 2003 – while service gross margins increased year-over-year to 38.9%, up from 34.2%.

The Company reported operating expenses of $93.1 million for the year, compared to $75.7 million in the prior year. Operating expenses were higher than planned, particularly in the second half of the year, due to the cost of developing new products, the cost of implementing Sarbanes-Oxley compliance initiatives, and sales and marketing expenses associated with the ramp of three new products.

The Company reported revenue for the fourth quarter of $39.2 million. GAAP net loss for the period, including unusual items, was ($36.9) million, or ($.42) per share. Non-GAAP net loss for the period, which also includes unusual items, but excludes charges related to the acquisition of OctigaBay, was ($29.7) million, or ($.34) per share. Unusual items in the quarter consisted of $4.2 million of additional adjustments to a fixed-price contract and $1.0 million of restructuring charges.

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In December, the Company announced the successful completion of an $80 million Rule 144A offering of 3% convertible senior subordinated notes – net proceeds were approximately $76.6 million. The Company ended the year with $87.4 million in cash and short-term investments.

“Given limited Cray X1 system business, coupled with delays in new product introductions, 2004 was clearly a difficult year financially,” said Jim Rottsolk, Chairman and CEO of Cray Inc. “Nevertheless, we achieved a number of important milestones critical to positioning Cray for long-term success. We introduced three new products, diversifying our product portfolio and significantly increasing our addressable market. We made major changes in the Company from top to bottom, with four new directors, important changes in senior management and a restructuring of our work force. We look to the challenges ahead with confidence.”

Outlook

“We enter 2005 with the strongest High Performance Computing (HPC) portfolio in the industry. We have a real opportunity to grow the business and further demonstrate with customers the value of systems purpose-built for HPC” said Rottsolk. “We have set very aggressive targets for ourselves in 2005. While it is clear we will grow product revenue substantially over 2004, with several large opportunities currently in play, it is premature to provide specific guidance at this time. For example, today we received an order valued at over $30 million to continue building the Department of Energy’s National Leadership Computing Facility at Oak Ridge National Laboratory. We are presently in the midst of a production ramp and are focused on getting our new products into and accepted by the market. Given the timing of deliveries and acceptances of large systems, we expect 2005 quarterly results to be uneven.”

Rottsolk continued, “Our near-term goal in 2005 is to drive top-line growth with our three new products and to execute operationally. We are working hard to improve product stability, increase margins, and keep operating expenses as low as possible.”

“We are confident we will achieve our long-term goal of top-line growth and sustained profitability. Critical to this strategy is continued progress on key new product development coupled with execution on the operating and sales fronts,” added Rottsolk.

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Recent Highlights

•	Shipped the first Cray X1E supercomputer on schedule to ICM Poland in December and announced several Cray X1E system orders from undisclosed customers around the world.

•	Launched the Cray XT3 supercomputer – early customers include Oak Ridge National Laboratory, Pittsburgh Supercomputer Center and a number of undisclosed customers.

•	Announced new Cray XT3 system orders from U.S. Army Corps of Engineers and Japan Science and Technology Agency.

•	Increased success with the Cray XD1 system – recently announced customer wins include FZJ’s Central Institute for Applied Mathematics in Germany, the Zuse Institute Berlin (ZIB), and the National Institute of Nuclear Physics (INFN) in Italy.

•	Cray continued to build its network of channel partners by adding new partners in the European market.

•	Appointed industry veteran Mamoru Nakano as President of Cray Japan.

•	Completed $80 million rule 144A offering of 3% convertible senior subordinated notes.

•	Added John B. Jones, Jr. to the Cray Board of Directors, following other key recent appointments to the Board.

Investor Conference Call
Management will discuss results and the Company’s outlook followed by a question and answer session for investors today, February 3, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The call in number is (800) 218-0713. International callers should dial (303) 262-2141. If you are unable to participate, a replay will be available from 5:00 p.m. Pacific Time February 3, 2005 for 48 hours. To access, dial (800) 405-2236, or (303) 590-3000 (international) – enter access code 11021071#. The conference call will be webcast live and archived for 360 days. To access the webcast go to the Investors section of the Cray website at http://investors.cray.com.

About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

(1) All non-GAAP numbers have been adjusted to exclude certain items. Reconciliations of adjustments to GAAP results are included in the table below “Non-GAAP Consolidated Condensed Statements of Operations.”

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Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure and new product introduction expenses, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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Cray is a registered trademark, and Cray X1, Cray X1E, Cray XT3 and Cray XD1 are trademarks, of Cray Inc. All other trademarks are the property of their respective owners.

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CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
REVENUE:
Product	$52,754	$26,523	$175,004	$99,236
Service	14,474	12,636	61,958	49,692

Total revenue	67,228	39,159	236,962	148,928

OPERATING EXPENSES:
Cost of product revenue	29,647	31,994	97,354	107,083
Cost of service revenue	10,005	7,071	40,780	30,345
Research and development	9,391	12,322	37,762	44,875
Marketing and sales	8,605	8,100	27,038	32,176
General and administrative	3,206	4,834	10,908	16,054
Acquisition-related deferred compensation	—	6,900	—	11,134
In-process research and development charge	—	—	—	43,400
Restructuring costs	4,019	1,047	4,019	8,176

Total operating expenses	64,873	72,268	217,861	293,243

Income (loss) from operations	2,355	(33,109)	19,101	(144,315)

OTHER INCOME (EXPENSE), NET	465	(319)	1,496	(430)

INTEREST INCOME, NET	175	89	444	428

Income (loss) before income taxes	2,995	(33,339)	21,041	(144,317)

PROVISION (BENEFIT) FOR INCOME TAXES	(42,735)	3,582	(42,207)	61,950

Net income (loss)	$45,730	$(36,921)	$63,248	$(206,267)

Net income (loss) per common share:
Basic	$0.63	$(0.42)	$0.94	$(2.47)

Diluted	$0.56	$(0.42)	$0.81	$(2.47)

Weighted average shares outstanding:
Basic	72,098	87,316	67,098	83,387

Diluted	81,754	87,316	77,861	83,387

CRAY INC. AND SUBSIDIARIES

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(in thousands, except per share data)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
REVENUE:
Product	$52,754	$26,523	$175,004	$99,236
Service	14,474	12,636	61,958	49,692

Total revenue	67,228	39,159	236,962	148,928

OPERATING EXPENSES:
Cost of product revenue	29,647	31,635	97,354	106,066
Cost of service revenue	10,005	7,071	40,780	30,345
Research and development	9,391	12,322	37,762	44,875
Marketing and sales	8,605	8,100	27,038	32,176
General and administrative	3,206	4,834	10,908	16,054
Restructuring costs	4,019	1,047	4,019	8,176

Total operating expenses	64,873	65,009	217,861	237,692

Non-GAAP income (loss) from operations	2,355	(25,850)	19,101	(88,764)

OTHER INCOME (EXPENSE), NET	465	(319)	1,496	(430)

INTEREST INCOME, NET	175	89	444	428

Non-GAAP income (loss) before income taxes	2,995	(26,080)	21,041	(88,766)

PROVISION (BENEFIT) FOR INCOME TAXES	(42,735)	3,582	(42,207)	64,901

Non-GAAP Net income (loss)	$45,730	$(29,662)	$63,248	$(153,667)

Non-GAAP Net income (loss) per common share:
Basic	$0.63	$(0.34)	$0.94	$(1.84)

Diluted	$0.56	$(0.34)	$0.81	$(1.84)

Weighted average shares outstanding:
Basic	72,098	87,316	67,098	83,387

Diluted	81,754	87,316	77,861	83,387

An itemized reconciliation between net income (loss) on a GAAP basis and non-GAAP basis is as follows:

GAAP net income (loss)	$45,730	(36,921)	63,248	$(206,267)

Other costs and expenses:
Amortization of purchased intangibles		359		1,017
Acquisition-related deferred compensation		6,900		11,134
In-process research and development charge				43,400

Total non-GAAP adjustments to net income (loss)		7,259		55,551

Income tax effect				(2,951)

Non-GAAP net income (loss)	$45,730	$(29,662)	$63,248	$(153,667)

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
Unaudited

ASSETS

	December 31,	December 31
	2003	2004
Current assets:
Cash and cash equivalents	$39,773	$46,692
Short term investments, available for sale	34,570	40,730
Accounts receivable, net of allowance of $1,125 in 2003 and $1,439 in 2004	48,474	31,452
Inventory	43,022	71,374
Prepaid expenses and other assets	18,932	7,267

Total current assets	184,771	197,515

Property and equipment, net	26,157	36,679
Service spares, net	4,925	3,590
Goodwill	13,344	55,536
Intangible assets	—	6,197
Deferred tax asset	58,595	—
Other assets	3,797	7,915

TOTAL	$291,589	$307,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,553	$23,565
Accrued payroll and related expenses	19,035	15,045
Other accrued liabilities	3,480	8,090
Deferred revenue	33,233	54,514
Warranty reserves	655	—

Total current liabilities	68,956	101,214

Deferred tax liability		1,647
Notes payable		80,000

Shareholders’ equity:
Common stock, par $.01 - Authorized, 150,000,000 shares; issued and outstanding, 72,601,016 and 87,348,641 shares, respectively	312,646	415,395
Exchangeable shares, no par value, unlimited shares authorized, 570,963 shares outstanding	—	4,173
Deferred compensation	(105)	(4,220)
Accumulated other comprehensive income (loss)	(807)	4,591
Accumulated deficit	(89,101)	(295,368)

	222,633	124,571

TOTAL	$291,589	$307,432

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